EXHIBIT 99.2

 Contact:
William M. Lowe, Jr.
COO & CFO
(336) 316-5664
wmlowe@unifi-inc.com
Unifi Announces Fourth Quarter Results

GREENSBORO, N.C. -- July 29, 2004 -- Unifi, Inc. (NYSE:UFI), today released operating results for its fourth quarter and fiscal year ending June 27, 2004.

The Company reported a net loss of $11.0 million or $0.21 cents per share for the quarter ending June 27, 2004, compared to a net loss of $30.5 million or $0.57 cents per share for the prior year June quarter. Net income for the current quarter was negatively impacted by a pre-tax charge of $7.0 million, or $0.12 cents per share associated primarily with the restructuring of the Company's operations based in Altamahaw, N.C., as announced on March 2, 2004. The prior year comparable period results included pre-tax charges for restructuring and arbitration charges of $30.8 million or $0.50 cents per share.

Net sales for the June quarter of $191.7 million reflect a decrease of 7.0 percent compared to net sales of $206.1 million for the prior year June quarter. Net sales for the 2004 fiscal year were $746.5 million, or a decrease of 12.1 percent compared to net sales of $849.1 million for the prior fiscal year.

The Company also reported a net loss of $74.8 million or $1.43 per share for the 2004 fiscal year versus a net loss of $27.2 million or $0.51 cents per share for the prior fiscal year. Net income for the 2004 fiscal year was negatively impacted by pre-tax charges totaling $67.3 million, or $0.96 cents per share, for restructuring and asset impairment. Additionally, included in the pre-tax loss for the 2004 fiscal year was a $7.1 million, or $0.10 cents per share loss from the Company's share of income or losses from its equity affiliates, which compares to pre-tax income of $10.6 million, or $0.18 cents per share for the prior fiscal year. The prior year comparable results included a pre-tax charges for restructuring and arbitration charges of $36.1 million, or $0.61 cents per share.

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Unifi Announces Fourth Quarter Results -- page 2

Also included in the results for the current June quarter and fiscal year is a pre-tax benefit, included in cost of sales, of $11.4 million and $38.3 million, respectively, generated by the Company's Manufacturing Alliance with Koch Industries (previously DuPont). Prior comparable quarter and full year comparable benefits from the Alliance were $9.5 million and $34.6 million respectively. As announced on July 26, 2004, the Manufacturing Alliance, as well as all related provisions including arbitration claims, between Unifi and INVISTA will be terminated after the Company's acquisition of the INVISTA polyester manufacturing assets located in Kinston, N.C. is completed.

William Lowe, Chief Operating Officer and Chief Financial Officer for Unifi, said, "We continue to see the impact of recent changes we have made to our business model as evidenced by the fact that we posted a small operating profit in the current June quarter, our first operating profit since our June 2003 quarter. We are making good progress on reducing our selling, general & administrative expenses as well. These expenses have been reduced to 5.6 percent of sales versus 6.8 percent for the prior year June quarter and the 7.0 percent for the quarter ended this past December."

The Company ended the June quarter with cash-on-hand of $65.2 million, which is an improvement over the $59.7 million cash-on-hand at the end of the March quarter.

During the fiscal year, the Company repurchased approximately 1.3 million shares of the 8.1 million shares of Unifi common stock authorized for repurchase under the Unifi share repurchase program. The program was suspended in November 2003 and 6.8 million shares remain available for repurchase under this program. The Company has no immediate plans to reinstitute share repurchases.

Brian Parke, Chairman and Chief Executive Officer for Unifi, said, "We have taken many steps in the fiscal year to reposition our business in ways that address the challenges we face. These steps include unique supply chain agreements like those with Sara Lee Branded Apparel, our agreement to purchase the INVISTA polyester filament manufacturing assets, and our consolidation plans in Europe.

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Unifi Announces Fourth Quarter Results -- page 3

We recognize that there is still a lot of hard work ahead of us. Unifi will continue to take whatever actions are necessary to rationalize our production capabilities and improve the overall profitability of the Company."

Unifi is one of the world's leading producers and processors of textured yarns. Its primary business is the texturing, dyeing, twisting, covering, and beaming of multi-filament polyester and nylon yarns. Unifi's textured yarns are found in home furnishings, apparel and industrial fabrics, automotive, upholstery, hosiery, and sewing thread. For more information, please visit www.unifi-inc.com.

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Financial Statements to Follow

Unifi Announces Fourth Quarter Results - page 4

UNIFI, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In Thousands Except Per Share Data)
	For the Quarters Ended		For The Year to Date Periods Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003

Net sales	$ 191,669	$ 206,094	$ 746,455	$ 849,116
Cost of sales	180,370	188,395	712,118	777,812
Selling, general & administrative expense	10,824	14,015	50,670	53,676
Asset impairments and write downs	-	-	38,703	-
Operating profit (loss)	475	3,684	(55,036)	17,628
Interest expense	4,433	4,821	18,705	19,900
Interest income	581	793	2,701	1,883
Other (income) expense, net	1,663	2,746	38	2,586
Equity in (earnings) losses of
unconsolidated affiliates	518	(1,261)	7,076	(10,627)
Minority interest (income) expense	401	2,361	(6,430)	4,769
Restructuring charges	6,970	16,893	28,616	16,893
Arbitration costs and expenses	-	13,893	3	19,185
Alliance plant closure costs (recovery)	-	-	(206)	(3,486)

Loss before income taxes	(12,929)	(34,976)	(100,137)	(29,709)
Provision (benefit) for income taxes	(1,902)	(4,498)	(25,335)	(2,532)
Net loss	$ (11,027)	$ (30,478)	$ (74,802)	$ (27,177)

Earnings (losses) per common share:
Net loss per common share	$ (0.21)	$ (0.57)	$ (1.43)	$ (0.51)

Average diluted shares outstanding	52,077	53,703	52,249	53,761

Depreciation and amortization included above	$ 14,733	$ 17,319	$ 64,758	$ 73,039

Reclassification: The Company has reclassified the presentation of certain prior quarter information to arrive at the current year presentation.

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Unifi Announces Fourth Quarter Results - page 5

UNIFI, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited) (In Thousands)
	June 27, 2004	March 28, 2004	December 28, 2003	June 29, 2003
Assets
Cash and cash equivalents	$ 65,221	$ 59,731	$ 59,311	$ 76,801
Receivables	125,949	128,918	110,675	130,775
Inventories	116,995	119,776	115,110	118,436
Other current assets	10,657	8,723	7,723	8,235
Total current assets	318,822	317,148	292,819	334,247

Property, plant and equipment	355,458	367,145	419,343	444,813
Investments in unconsolidated affiliates	163,941	165,783	174,542	173,731
Other noncurrent assets	17,968	19,022	35,406	35,345
	$ 856,189	$ 869,098	$ 922,110	$ 988,136
Liabilities and Shareholders' Equity
Accounts payable	$ 75,504	$ 68,921	$ 54,565	$ 80,972
Accrued expenses	45,750	53,444	46,529	60,288
Income taxes payable	1,523	1,393	1,293	1,729
Current maturities of long-term debt
and other current liabilities	8,497	8,840	6,986	7,285
Total current liabilities	131,274	132,598	109,373	150,274

Long-term debt and other liabilities	263,779	258,716	258,730	259,395
Deferred income taxes	59,684	62,805	81,167	87,814
Minority interests	4,560	4,119	9,475	10,905
Shareholders' equity	396,892	410,860	463,365	479,748
	$ 856,189	$ 869,098	$ 922,110	$ 988,136

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal security laws about Unifi, Inc.'s (the "Company") financial condition and results of operations that are based on management's current expectations, estimates and projections about the markets in which the Company operates, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "believes," "estimates," variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, availability, sourcing and pricing of raw materials, pressures on sales prices and volumes due to competition and economic conditions, reliance on and financial viability of significant customers, operating performance of joint ventures, alliances and other equity investments, technological advancements, employee relations, changes in construction spending, capital expenditures and long-term investments (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, outcomes of pending or threatened legal proceedings, negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies' policies and legislation, the continuation and magnitude of the Company's common stock repurchase program and proceeds received from the sale of assets held for disposal. In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control. Other risks and uncertainties may be described from time to time in the Company's other reports and filings with the Securities and Exchange Commission.

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